Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos.  333-81825, 333-149634) of Vodafone Group Plc of our report dated 16 May 2017 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 20-F.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

9 June 2017